EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Thornburg Mortgage, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-125125 and No. 333-147968), both on Form S-3 of Thornburg Mortgage, Inc., of our report dated February 27, 2008, with respect to the consolidated balance sheets of Thornburg Mortgage, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated income statements, statements of shareholders’ equity, and statements of cash flows for each of the years in the two-year period ended December 31, 2007, and the related financial statement schedule – mortgage loans on real estate and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Thornburg Mortgage, Inc.

/s/ KPMG LLP

Albuquerque, New Mexico

February 27, 2008